Exhibit 10.6

WHITING PETROLEUM CORPORATION

PRODUCTION PARTICIPATION PLAN

Amended and Restated
February 4, 2008

PREAMBLE

WHITING PETROLEUM CORPORATION, a Delaware corporation (collectively with its wholly-owned subsidiaries Whiting Oil and Gas Corporation, a Delaware corporation and Equity Oil Company, a Colorado corporation, the “Company”), hereby establishes the following production participation plan (the “Plan”).  The Plan is intended to provide greater incentives to the Company’s employees to increase the profitability of the Company and to enable the Company to attract, motivate and retain valuable employees upon whom, in large measure, the continued profitability of the Company depends.  It is intended that each employee have an opportunity to participate in the results of successful acquisition and development of proven reserves.

ARTICLE I

Definitions

The following words and phrases shall have the meaning set forth below unless the context clearly indicates otherwise:

1.1           “Act” means the Securities Exchange Act of 1934, as amended.

1.2           “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule l2b-2 of the General Rules and Regulations under the Act.

1.3           A Person shall be deemed to be the “Beneficial Owner” of any securities:

(a)           which such Person or any of such Person’s Affiliates or Associates has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, (i) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase, or (ii) securities issuable upon exercise of rights issued pursuant to the terms of any Rights Agreement of the Company, at any time before the issuance of such securities;

(b)           which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule l3d-3 of the General Rules and Regulations under the Act), including pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security under this clause (b) as a result of an agreement, arrangement or understanding to vote such security if the agreement, arrangement or understanding: (i) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Act and (ii) is not also then reportable on a Schedule l3D under the Act (or any comparable or successor report); or

(c)           which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (c) above) or disposing of any voting securities of the Company.

1.4           “Change in Control” means, for purposes of Section 7.1 (accelerated vesting), the occurrence of any of the following:

(a)           any Person (other than (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under any employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock in the Company (“Excluded Persons”)) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after February 23, 2006, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company’s then outstanding voting securities; or

(b)           the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving:  (i) individuals who, on February 23, 2006 constituted the Board and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on February 23, 2006, or whose appointment, election or nomination for election was previously so approved (collectively the “Continuing Directors”); provided, however, that individuals who are appointed to the Board pursuant to or in accordance with the terms of an agreement relating to a merger, consolidation, or share exchange involving the Company (or any direct or indirect subsidiary of the Company) shall not be Continuing Directors for purposes of this definition until after such individuals are first nominated for election by a vote of at least two-thirds (2/3) of the then Continuing Directors and are thereafter elected as directors by the shareholders of the Company at a meeting of shareholders held following consummation of such merger, consolidation, or share exchange; and, provided further, that in the event the failure of any such persons appointed to the Board to be Continuing Directors results in a Change in Control of the Company, the subsequent qualification of such persons as Continuing Directors shall not alter the fact that a Change in Control of the Company occurred; or

(c)           the shareholders of the Company approve a merger, consolidation or share exchange of the Company with any other corporation or approve the issuance of voting securities of the Company in connection with a merger, consolidation or share exchange of the Company (or any direct or indirect subsidiary of the Company) pursuant to applicable stock exchange requirements, other than (i) a merger, consolidation or share exchange which would result in the voting securities of the Company outstanding immediately prior to such merger, consolidation or share exchange continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined Voting Power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or share exchange, or (ii) a merger, consolidation or share exchange effected to implement a recapitalization of the Company (or similar transaction) in which no Person (other than an Excluded Person) is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its Affiliates after February 23, 2006, pursuant to express authorization by the Board that refers to this exception) representing 20% or more of either the then outstanding shares of common stock of the Company or the combined Voting Power of the Company’s then outstanding voting securities; or

(d)           the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (in one transaction or a series of related transactions within any period of 24 consecutive months), other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined Voting Power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Notwithstanding the foregoing, no “Change in Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to own, directly or indirectly, in the same proportions as their ownership in the Company, an entity that owns all or substantially all of the assets or voting securities of the Company immediately following such transaction or series of transactions.

1.5           “Change in Control” means, for purposes of Section 7.2 (Plan termination), the occurrence of the following:

(a)           A change in the ownership of the Company, which shall occur on the date that any one person, or more than one person acting as a group (as defined below) acquires ownership of the stock of the Company that, together with the stock then held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company.  However, if any one person or more than one person acting as a group is considered to own more than fifty (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.

(b)           A change in the effective control of the Company, which shall occur on the date that:

(i)           Any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company.  However, if any one person or more than one person acting as a group is considered to own more than thirty percent (30%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same person or persons is not considered to cause a Change in Control; or

(ii)           A majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(c)           A change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than seventy-five percent (75%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an excluded transaction (as defined below).  For purposes of this paragraph:

(i)           “Gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associates with such assets.

(ii)           The term “excluded transaction” means any transaction in which assets are transferred to:  (A) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (C) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (D) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) (determined after the asset transfer).

The term “persons acting as a group” as used in this Section 1.5 shall not include any persons acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, or because they purchase assets at the same time, as applicable.  However, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

1.6           “Committee” means the Compensation Committee of the Board of Directors of Whiting Petroleum Corporation.

1.7            “Company” means Whiting Petroleum Corporation together with its subsidiaries Whiting Oil and Gas Corporation and Equity Oil Company and any successor thereto.

1.8            “Compensation” means the total salary paid or accrued to a Participant by the Company or a wholly-owned subsidiary of the Company during a Plan Year, excluding bonuses, reimbursed expenses and other extraordinary items.

1.9            “Contributed Economic Interest” shall have the meaning ascribed in Section 3.2.

1.10            “Effective Date” means January 1, 1981.

1.11            “Employee” means each common-law salaried employee of the Company or a subsidiary of the Company who performs services for the Company or a subsidiary on a full-time basis, as determined by the Company.

1.12            “Net Income” means gross revenue less taxes (other than income taxes) , royalties and direct lease operating expenses.

1.13            “Net Proceeds” means the proceeds of the sale of oil and gas properties (including, without limitation, proven developed reserves and proven undeveloped reserves) less actual sales expenses without regard to income taxes.

1.14            “Original Sharing Ratios” shall have the meaning ascribed in Section 5.2.

1.15            “Participant” means an Employee, or former Employee, who is eligible to receive distributions in accordance with the terms of the Plan.

1.16            “Person” means any individual, firm, partnership, corporation or other entity, including any successor (by merger or otherwise) of such entity, or a group of any of the foregoing acting in concert.

1.17            “Partial Plan Year” means that period of time within a fiscal year of the Company commencing on January 1 and ending upon either (i) the voluntary termination of the Plan by the Company or (ii) the occurrence of a Change in Control (as defined in Section 1.5).

1.18            “Plan Year” means the twelve-month period on which the records of the Plan are kept, which shall be the same as the fiscal year of the Company.

1.19            “Post-1994 Pools” shall have the meaning ascribed in Section 4.2.

1.20            “Post-2003 Pools” shall have the meaning ascribed in Section 5.4(c).

1.21            “Pre-1995 Pools” shall have the meaning ascribed in Section 4.1.

1.22            “Pre-2004 Pools” shall have the meaning ascribed in Section 5.4(b).

1.23            “Voting Power” means the voting power of the outstanding securities of the Company having the right under ordinary circumstances to vote at an election of the Board.

1.24            Pronouns:  Gender and Number.  Unless the context clearly indicates otherwise, words in any gender shall include the other genders and the singular shall include the plural and vice versa.

ARTICLE II

Participation in the Plan

2.1           Participation.

Each Employee of the Company shall become a Participant in the Plan on his date of employment by the Company as an Employee.

2.2           Enrollment – Procedure.

Each Participant shall fill out and sign an enrollment form supplied by the Committee and return it to the Committee.  The enrollment form shall state, among other information, the Participant’s post office address and date of birth and a designation of the names and post office addresses of his beneficiaries.

2.3           Absences.

A leave of absence approved in writing by the Company shall not constitute a termination of employment for purposes of computing years of service with the Company for determining vesting under Section 5.4.

ARTICLE III

Company Contributions

3.1           Contributions for Plan Years Prior to January 1, 1995.  For each Plan Year prior to January 1, 1995, the Company contributed to the Plan and allocated on its books, for Plan purposes, certain deemed overriding royalty interests with respect to specified oil and gas properties.  (See Section 4.1 regarding the allocation of income in respect of Plan Years prior to January 1, 1995.)

3.2           Contributions for Plan Years After December 31, 1994 Plan Years.  Effective for Plan Years commencing January 1, 1995 and thereafter as well as any Partial Plan Year, the Company shall contribute to the Plan a deemed  economic interest with respect to the oil and gas properties developed or acquired in any manner during each Plan Year including, without limitation, proven developed reserves, proven undeveloped reserves and unproven or undeveloped interests (the “Contributed Economic Interest”).  (See Section 4.2 regarding the allocation of Net Income and Net Proceeds in respect of Plan Years and Partial Plan Years after December 31, 1994.)

3.3           Sale of Interest.  If the Company sells or transfers to an unrelated third party its interest in any oil and gas property previously contributed to the Plan in respect of a particular Plan Year or Partial Plan Year, that portion of the Net Proceeds from such sale representing in the case of Pre-1995 Pools, the production interest allocated to the Plan, and in the case of Post-1994 Pools, the percentage of Net Income determined by the Committee for the Plan Year or Partial Plan Year during which such sale is closed, shall be distributable to the Participants eligible to share in income distributions for each such particular Plan Year or Partial Plan Year in question in the same manner as Net Income from production with respect to that particular Plan Year or Partial Plan Year.  Notwithstanding the foregoing, the portion of Net Proceeds attributable to the  Contributed Economic Interest relating to such sold or transferred property interest not previously allocated to a Plan Year or Partial Plan Year shall be distributable to Participants in the Plan who are Employees at the end of the Plan Year or Partial Plan Year in which such sale or transfer occurs in the same manner as Net Income from production with respect to the Plan Year or Partial Plan Year in which such sale or transfer occurs.

ARTICLE IV

Allocation of Income

4.1           Allocation of Income for Plan Years Prior to January 1, 1995.  Deemed overriding royalty interests in wells located on properties contributed to the Plan which were either spudded or in wells which were purchased during each Plan Year prior to January 1, 1995 form separate accounting pools for each such Plan Year (the “Pre-1995 Pools”).  The calculation of income allocable to the Plan and the Participants in the Plan with respect to the Pre-1995 Pools shall continue to be made in accordance with the provisions of the Plan as in effect prior to January 1, 1995.

4.2           Allocation of Income for Plan Years and any Partial Plan Year After December 31, 1994.  Net Income attributable to the Contributed Economic Interest (including, without limitation, development by way of conversion of proven undeveloped reserves to proven developed reserves through drilling wells spudded during the Plan Year and any Partial Plan Year, and incremental production obtained through redrilling, reworking, fracturing or refracturing or other forms of stimulation, waterfloods, CO2 injection or other tertiary recovery methods) for each Plan Year and any Partial Plan Year after December 31, 1994 together with Net Proceeds attributable to such properties shall form separate accounting pools (the “Post-1994 Pools”).  In respect of Post-1994 Pools, the Committee shall allocate a specified percentage of the Net Income and Net Proceeds derived from the oil and gas properties contributed to the Plan during each Plan Year and any Partial Plan Year; provided, however, that, with respect to any Partial Plan Year or a Plan Year, the last day of which is the date of a Change in Control (as defined in Section 1.5) or a voluntary termination of the Plan, the Committee shall not allocate a percentage less than the average of the percentages set by the Committee for the three (3) previous Plan Years as to proven undeveloped reserves allocated pursuant to Section 7.1.  In setting such percentage, the Committee shall take into consideration the anticipated earnings of the Company for each such Plan Year and Partial Plan Year before interest expense and income taxes and any other performance criteria deemed appropriate by the Committee.  The applicable percentage of Net Income and Net Proceeds for each Plan Year attributable to each of the Post-1994 Pools shall be distributed annually in accordance with Article V.  The applicable percentage of Net Income and Net Proceeds for any Partial Plan Year shall be distributed in accordance with Article VII.

ARTICLE V

Distribution of Income

5.1           Allocation of Current Plan Year and Partial Plan Year Income.  As of the last day of each Plan Year and any Partial Plan Year, beginning with the Plan Year ending December 31, 1981, the Committee shall, in its discretion, allocate the Net Income attributable to the accounting pool created for that Plan Year or Partial Plan Year, and any Net Proceeds attributable to proven undeveloped reserves received pursuant to Section 3.3 above for such Plan Year or Partial Plan Year, among the Participants employed by the Company on the last day of that Plan Year or Partial Plan Year and, in the exercise of such discretion, consider the following methodology:

(a)           Thirty-three and one-third percent (33-1/3%) of the Net Income attributable to each Plan Year’s or Partial Plan Year’s accounting pool shall be allocated among the eligible Participants in the proportion which the Compensation of each Participant for such Plan Year or Partial Plan Year bears to the total Compensation of all eligible Participants for such Plan Year or Partial Plan Year.

(b)           Up to sixty-six and two-thirds percent (66-2/3%) of the Net Income attributable to each Plan Year’s or Partial Plan Year’s accounting pool shall be available for allocation among eligible Participants on the basis of performance or any other basis determined in the discretion of the Committee.

The determination of the Committee as to the award to each eligible Participant, shall be solely within the discretion of the Committee, and all decisions of the Committee shall be final and binding on all Participants and beneficiaries.  All decisions with respect to the allocation of Net Income to Participants shall remain confidential.  Any unallocated portion of the sixty-six and two-thirds percent of the Net Income for that Plan Year determined pursuant to Section 5.1(b) shall be allocated and paid to Participants in the same proportion as the amounts paid under Section 5.1(a).

5.2           Allocation of Prior Plan Year Income.

The Net Income and Net Proceeds attributable to each Plan Year allocable to each separate accounting pool formed under the Plan during Plan Years prior to the current Plan Year shall be allocated only among those Participants who originally shared in the allocation of the Net Income and Net Proceeds attributable to such accounting pool as determined pursuant to Section 5.1 (or their beneficiaries) and who are either employed by the Company as of the last day of the latest Plan Year or are vested in accordance with Section 5.4 in accordance with their original sharing ratios in each such accounting pool (the “Original Sharing Ratios”); provided, however, that, in the case of Pre-2004 Pools (as defined in Section 5.4(b) below), the Original Sharing Ratios shall be increased proportionately to account for the forfeiture of interests because of (a) the termination of employment of Participants prior to becoming fully vested in accordance with Section 5.4, or (b) those matters specified in Section 5.5; provided further, that, in the case of Post-2003 Pools (as defined in Section 5.4(c) below), Original Sharing Ratios shall remain the same at all times and not be impacted by the forfeiture of any interests.

5.3           Distribution of Income.

As soon as practicable after the end of each Plan Year (but prior to the succeeding December 31), beginning with the Plan Year ending December 31, 1981, the Company shall distribute to each Participant (or his beneficiary) in one lump sum his allocable share of the Net Income or Net Proceeds attributable to each accounting pool for each Plan Year in which Participant has an allocated interest, less any required withholding of income or employment taxes or other authorized deductions or amounts applicable to payments made to Employees of the Company.

5.4           Vesting Upon Termination, Disability or Death.

(a)           General.  If a Participant with less than one full year of employment with the Company terminates his employment with the Company for any reason, he shall cease to be a Participant in this Plan and all rights of such Employee under this Plan shall terminate.

(b)           Vesting For Plan Years Prior to 2004.  For any Participant who is credited with one or more full years of employment with the Company at the date of his termination of employment with the Company, such Participant’s right to continue to participate in accounting pools relating to Plan Years prior to 2004 (the “Pre-2004 Pools”) in which he was previously allocated an interest pursuant to the terms of this Plan shall vest during the continuation of such employment in accordance with the following schedule:

Full Years of Employment	Vested Percentage of Future Income
1	20%
2	40%
3	60%
4	80%
5	100%

A vested Participant shall continue to share in the distribution of Net Income or Net Proceeds (as set forth in Section 3.3) from all Pre-2004 Pools in which he was previously allocated an interest pursuant to the terms of this Plan in the same manner as Participants who are employed by the Company, based upon his vested percentage at the date of his termination of employment and his percentage of the Net Income and Net Proceeds (as set forth in Section 3.3) of each such Pre-2004 Pool as of the end of the Plan Year immediately preceding or coincident with the date of his termination of employment.  For purposes of this Section 5.4(b), employment prior to January 1, 1981 shall be disregarded and only full years of employment after January 1, 1981 shall be credited to Participants.

(c)           Vesting for 2004 Plan Year and Subsequent Plan Years.  For any Participant who is credited with one or more full years of employment with the Company at the date of his termination of employment with the Company, such Participant’s right to continue to participate in accounting pools relating to the 2004 Plan Year and subsequent Plan Years (the “Post-2003 Pools”) in which he was previously allocated an interest pursuant to the terms of this Plan shall vest during the continuation of such employment in accordance with the following schedule:

Full Years Elapsed Since Beginning of Plan Year Relating to Pool	Cumulative Vested Percentage of Participation in Pool
fewer than 1	0%
1	20%
2	40%
3	60%
4	80%
5 or more	100%

A vested Participant shall continue to share in the distribution of Net Income or Net Proceeds (as set forth in Section 3.3) from each Post-2003 Pool in which he was previously allocated an interest pursuant to the terms of this Plan in the same manner as Participants who are employed by the Company, based upon his vested percentage of his participation in such Post-2003 Pool at the date of his termination of employment and his percentage of the Net Income and Net Proceeds (as set forth in Section 3.3) of each such Post-2003 Pool as of the end of the Plan Year immediately preceding or coincident with the date of his termination of employment.  Notwithstanding any other provision of this Plan to the contrary, upon a Participant’s reaching age 62 while continuously employed by the Company, such Participant’s right to continue to participate in each Post-2003 Pool in which he originally shared shall become fully vested.

(d)           If a Participant who is an Employee dies or becomes disabled during his employment (such qualifying disability to be determined by the Committee in its sole discretion) prior to becoming fully vested in accordance with subsections (b) or (c) above, as applicable, such Participant (or his beneficiary) shall nevertheless be fully vested for purposes of future distributions from all accounting pools relating to Plan Years in which he was previously allocated an interest pursuant to the terms of this Plan.

5.5           Forfeiture-Termination for Cause.

(a)           If a Participant’s employment with the Company is terminated for cause, as determined by the Company in its sole discretion, the Participant, regardless of his or her vested percentage, shall forfeit all rights to any further distributions or payments from the Plan as of the date of such termination.

(b)           If a vested non-Employee Participant is later determined by the Company in its sole discretion to have engaged in any activity which would be grounds for termination for cause while employed by the Company, such Participant shall, upon such determination, forfeit all rights to any further distributions or payments from the Plan.

ARTICLE VI

Allocation of Administrative Responsibilities

6.1           The Company.

The Company shall be responsible for:  (a) keeping accurate books and accounts with respect to properties contributed to the Plan and all Net Income and Net Proceeds which it receives attributable to properties which have been allocated to the Plan; (b) keeping accurate books and records with respect to its Employees and their Compensation and furnishing such data to the Committee; and (c) making payments to Plan Participants and their beneficiaries in accordance with the provisions of the Plan.

6.2           The Committee.

The Committee shall administer the Plan and shall have all powers necessary for that purpose, including, but not by way of limitation, power to specify the economic interest contributed, and percentages of Net Income and Net Proceeds allocated, to the Plan each Plan Year or Partial Plan Year, to interpret the Plan, to determine the eligibility, status and rights of all persons under the Plan and in general to decide any dispute.  The Committee shall direct all distributions in accordance with the provisions of the Plan and shall maintain all Plan records except records required to be kept by the Company.

6.3           Indemnification of Committee Members.

The Company shall indemnify each member of the Committee against any and all claims, loss, damages, expense and liability arising from any action or failure to act with respect to the Plan, except when the same is judicially determined to be due to the gross negligence or willful misconduct of such person.

ARTICLE VII

Termination and Amendment

7.1           Termination of Plan; Change in Control; Accelerated Vesting.

The Company presently intends to continue the Plan indefinitely, but the continuance of the Plan is not assumed as a contractual obligation and the Company may terminate the Plan at any time by delivering written notice of termination to the Committee and each Participant and beneficiary then entitled to receive distributions from the Plan.  Upon (a) the voluntary termination of the Plan by the Company, or (b) a Change in Control (as defined in Section 1.4), the interests of all Participants in the Plan who are Employees at such time shall become 100% vested as to all Plan Years or the Partial Plan Year in which such Participant was allocated an interest pursuant to the terms of this Plan.  Further, upon the voluntary termination of the Plan by the Company or a Change in Control (as defined in Section 1.5), all remaining oil and gas properties in the Plan which are categorized as proven undeveloped reserves previously contributed to the Plan as a Contributed Economic Interest but not allocated to a particular Plan Year shall be allocated (together with the allocation of Net Income and Net Proceeds, if any, as set forth in Sections 4.2 and 3.3, respectively) to the Partial Plan Year established as the result of such voluntary termination or Change in Control and the interests of all Participants in the Plan who are Employees at such time shall become 100% vested as to such Partial Plan Year Net Income and such remaining properties.

7.2           Distributions Upon Voluntary Termination or Change in Control.

(a)           Upon voluntary termination of the Plan by the Company, (i) the fair market value of the existing interest of each non-Employee Participant (or beneficiary thereof) as of the date of such voluntary termination shall be distributed in one lump sum and (ii) the fair market value of the vested interest of each Employee Participant as described in Section 7.1 as of the date of such voluntary termination shall be distributed in one lump sum, in each case twelve (12) months after the date of such termination.  The determination of fair market value shall be made by the Company, using the valuation reports, discount rates and other factors then being used by the Company for the purchase of oil and gas properties from third parties.  This provision shall not be effective unless all other plans required to be aggregated with this Plan under U.S. Internal Revenue Code Section 409A are also terminated and no similar plan is adopted by the Company within three (3) years of the date of termination.

(b)           Upon a Change in Control (as defined in Section 1.5), the Plan shall automatically terminate, and (i) the existing interest of each non-Employee Participant (or beneficiary thereof), valued in accordance with Section 7.2(a) as of the date of such Change in Control, shall be distributed in one lump sum and (ii) the vested interest of each Employee Participant as described in Section 7.1, valued in accordance with Section 7.2(a) as of the date of such Change in Control, shall be distributed in one lump sum, in each case as soon as practicable after the date of such Change in Control but no later than one (1) month after the date of such Change in Control.

7.3           Amendment by Company.

The Company may at any time amend the Plan in any respect by action of its Board of Directors, but no amendment shall be made which would have the effect of materially and adversely affecting the interest of any person under the Plan with respect to then existing Pools.

ARTICLE VIII

Miscellaneous

8.1           Right to Dismiss Employees.

The Company may terminate the employment of any Employee as freely and with the same effect as if this Plan were not in existence.

8.2           Withholding of Taxes, Etc.

The Company shall withhold from all payments to Participants and beneficiaries hereunder, and pay to the appropriate governmental authority, all amounts of income and employment taxes and other authorized deductions and amounts which are required by applicable law and regulation to be withheld from wage payments to Employees of the Company.

8.3           Source of Benefits.

All benefits payable under the Plan shall be paid solely from the general assets of the Company and no allocation of royalty interest or income on the books of the Company shall be deemed to create a separate fund or any ownership interest on the part of the Plan in any properties being used to measure Plan income or in any production from such properties.  The right of a Participant or his beneficiary to receive a distribution hereunder shall be an unsecured claim.

8.4           Ownership of Properties.

Nothing contained in this Plan shall in any way restrict the right of the Company to sell, transfer, mortgage, encumber or otherwise deal with the properties giving rise to the revenues used to measure Plan income.

8.5           Beneficiaries.

Each Participant shall file with the Committee a designation of the beneficiaries and contingent beneficiaries to whom income attributable to his interest under the Plan shall be paid in the event of his death on such form as may be prescribed by the Committee.  The last properly completed beneficiary designation received by the Committee while the Participant is living shall be given effect.  Such designation may be changed by the Participant at any time and without the consent of any previously designated beneficiary.  In the absence of an effective beneficiary designation as to any portion of a Participant’s interest under the Plan, income attributable to such interest shall be paid to the Participant’s personal representative, but if the Committee believes that none has been appointed within six months after the Participant’s death, the Committee may direct that such income shall not be paid until a personal representative has been appointed or may direct that such income shall be paid to the Participant’s surviving spouse as defined by federal law in effect at the time the Committee makes its decision.

8.6           Non-transferability of Benefits.

No Participant or beneficiary shall have any right to assign, alienate, transfer, hypothecate, encumber or anticipate his interest in any benefits under this Plan, nor shall such benefits be subject to any legal process to levy upon or attach the same for payment of any claim against any such Participant or beneficiary.

8.7           Payments Due Minors or Incapacitated Persons.

If any person entitled to a payment under the Plan is a minor, or if the Committee determines that any such person is incapacitated by reason of physical or mental disability, whether or not legally adjudicated as such, the Committee shall have the power to cause the payments becoming due to such person to be made to his personal representative or to another for his benefit, without responsibility of the Committee to see to the application of such payments.  The Committee shall have no responsibility to investigate the physical or mental condition of a Participant and any determination of disability made by the Committee shall be binding on the Participant and all other persons.  Payments made pursuant to such power shall operate as a complete discharge of the Plan, the Company and the Committee.

8.8           Notification of Address.

Each Participant must file with the Company from time to time in writing his post office address and the post office address of each of his beneficiaries and each change of post office address.  Any communication, statement or notice addressed to a Participant or beneficiary at his last post office address filed with the Company, or as shown on the Company’s records, will be binding on the Participant and his beneficiaries for all purposes of the Plan.  Neither the Committee nor the Company shall be required to search for or locate a Participant or beneficiary.

8.9           Offset.

The Company shall have the right to offset from any amount payable hereunder any amount that the Participant owes to the Company without the consent of the Participant (or his beneficiary, following the Participant’s death).

8.10         Severability.

If any provision of this Plan is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, payment or circumstance, under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended, then such provision should be stricken as to such jurisdiction, person, payment or circumstance, and the remainder of this Plan will remain in full force and effect.

8.11         Governing Law; Limitations; Venue.

The construction and interpretation of this Plan shall be governed by the laws of the State of Colorado without reference to conflict of law principles thereof.  Any action or other legal proceeding with respect to the Plan may be brought only within the period ending on the earlier of (a) one year after the date the claimant in such action or proceeding knows or with the exercise of reasonable care should have known of the facts giving rise to the claim, or (b) the expiration of the applicable statute of limitations period under applicable law.  Exclusive jurisdiction over any such actions or legal proceedings shall reside in the courts of the State of Colorado and the United States District Court located in Denver, Colorado.

DATE:  February 4, 2008

ATTEST:		WHITING PETROLEUM CORPORATION

/s/ Bruce R. DeBoer	By:	/s/ James J. Volker
Bruce R. DeBoer Corporate Secretary		James J. Volker Chairman, President and Chief Executive Officer